PRIVATE PLACEMENT ESCROW AGREEMENT

NOUSLOGIC HEALTHCARE INC., a DELAWARE CORPORATION (the "Company") and Western Alliance Bank, as escrow agent ("Escrow Agent"), enter into THIS PRIVATE PLACEMENT ESCROW AGREEMENT (the Agreement") as of 3 March 2021.

RECITALS

WHEREAS, Company is conducting a private offering, as described in the applicable offering or private placement memorandum and related disclosures, such investors ("Subscribers") of no less than $700,000 ("Minimum Subscription Amount") and up to $5,500,000 ("Maximum Subscription Amount") of units of ownership ("Units") in the applicable Qualified Opportunity Fund ("Offering"), as evidenced by those certain subscription agreements by and between Company and Subscribers ("Subscription Agreements"); WHEREAS, Company desires to establish an escrow account into which funds received from Subscribers will be deposited for safekeeping ("Escrow Funds") pending completion of the Offering;

WHEREAS Company desires to establish an escrow account in which funds received from the subscribers will be deposited pending completion of the Offering.

WHEREAS, Company appoints Escrow Agent to act in accordance with and subject to the terms and conditions of this Agreement and Escrow Agreement accepts such appointment and agrees to act in accordance with and subject to such terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. **Establishment of Escrow Account**. Company desires to establish a non-interest bearing demand deposit account with Escrow Agent for the collection of funds from subscribers in the Offering (the "Escrow Funds"), which Escrow Account shall be entitled "Western Alliance Bank, Escrow Agent for Nouslogic Healthcare, Inc." and the account number will be 8685399650 (the "Escrow Account").

2. **Deposits into the Escrow Account; Collected Funds.** Escrow Funds may be deposited into the Escrow Account by wire or electronic funds transfer to Escrow Agent, in accordance with the instructions provided in Exhibit C. Company agrees that all monies it receives from Subscribers will be deposited into the Escrow Account and, in conjunction with such deposit, Company will provide Escrow Agent a copy of the applicable Subscription Agreement. Under no circumstances shall Escrow Agent be obligated to release any Escrow Funds to Company until such funds are received by Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by Escrow Agent that have cleared normal banking channels and are in the form of cash.

3. **Escrow Period**.

   a) The escrow period shall begin on the date the Offering is issued and shall terminate (subject to the disbursement provisions in Section 4) at 1 year from the start of the offering ("Measure Date") if the Minimum Subscription Amount has not been sold ("Escrow Period"). If the Minimum Subscription Amount is sold on or before Measure Date, the Offering may continue, at the discretion of Company, until the earlier of: (i) the sale of the Maximum Subscription Amount or (ii) [DATE 2] (in either case, "Offering Termination Date"). Company may extend the Offering beyond the Measure Date or the Offering Termination Date, in either case, for a period not to exceed 90 days ("Extension Period") by providing written notice to Escrow Agent.

Escrow Agent may assess and Company agrees to pay any fees applicable to Extension Period. Notwithstanding the above, Company may terminate the Offering and the Escrow Account at any point prior to distribution of the Escrow Funds including even after the Minimum Subscription Amount or Maximum Subscription Amount has been deposited into the Escrow Account by providing written notice to Escrow Agent, in accordance with Section 10(c).

b) During the Escrow Period, Company acknowledges and agrees that it is not entitled to any Escrow Funds deposited into the Escrow Account and that no amounts deposited into the Escrow Account shall become the property of or subject to the debts of Company or any other entity until such time as Escrow Funds are disbursed in accordance with this Agreement. Company may accept or reject any subscription for Units, in its sole discretion.

4. **Disbursement from the Escrow Account**. Escrow Funds in the Escrow Account shall be disbursed as follows:

a) Escrow Agent shall refund and/or return Escrow Funds to Subscribers, without deduction, penalty, or expense, and in accordance with the wiring or mailing instructions providing the applicable Subscription Agreement ("Subscription Disbursement Instructions"), if any of the following occurs:

i. Escrow Funds totaling the Minimum Subscription Amount are not received by Escrow Agent on or prior to the expiration of Escrow Period or any Extension Period;

ii. Company terminates the Offering prior to the release of the Escrow Funds; or iii.

Company rejects a Subscriber's funds.

b) Escrow Agent shall notify Company, in accordance with Section 10(c) hereof, of its distribution of Escrow Funds according to this Section 4(a) (i). The amount returned to each Subscriber shall be free and clear of any and all claims of Company or any of its creditors.

c) If, prior to the expiration of Escrow Period, Escrow Agent holds Escrow Funds totaling the Minimum Subscription Amount, then a closing shall take place on such date as the Minimum Subscription Amount are considered collected funds, or as soon thereafter as is practicable ("Initial Closing Date"). On the Initial Closing Date, Company or its Authorized Agent, will notify Escrow Agent in accordance with Section 10(c) and provide instructions on how the Escrow Funds shall be disbursed and Escrow Agent will disburse Escrow Funds in accordance with such instructions.

d) After the Initial Closing Date and until the Offering Termination Date or Extension Period, if applicable, Escrow Agent will disburse any Escrow Funds according to written instructions from Company or its Authorized Agents.

e) This Agreement shall terminate upon the disbursal of all of Escrow Funds from the Escrow Account and the termination of the Offering. Notwithstanding the foregoing, the obligations of Sections 9(a), 9(b) and 9(e) hereof shall survive termination.

5. **Duties of Escrow Agent.**

a) Standard of Care. Escrow Agent shall be obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary to any party or any other person. This Agreement sets forth

all matters pertinent to the Escrow Account, and no additional obligations on the part of Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. In no event shall Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than for damages which result from Escrow Agent's gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if Escrow Agent has been advised of the possibility of such damages.

b) Attorneys and Agents. Escrow Agent shall have the right, but not the obligation, to consult with counsel or other such professionals of its choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith and in accordance with the advice of such counsel or other such professionals, provided such action or inaction is without gross negligence or willful misconduct by Escrow Agent. Escrow Agent may in all cases pay such compensation to such counsel and shall be entitled to reimbursement as set forth in Section 9(a) for all such compensation paid. Escrow Agent may perform its duties through its agents, attorneys, custodians or nominees.

c) Reliance. Escrow Agent shall be protected in acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter or other document, including without limitation disbursement instructions pursuant to this Agreement ("Company Notice") believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. Concurrently with the execution of this Agreement, the Company shall deliver to Escrow Agent an authorized signers form in the form of Exhibit A to this Agreement.

d) Duties Undertaken. Any permissive rights enumerated to Escrow Agent pursuant to this Agreement shall not be construed as duties.

e) No Financial Obligation. No provision of this Agreement shall require Escrow Agent to risk, advance its own funds, or otherwise incur any financial liability in the performance of its duties or the exercise of its rights under this Agreement.

6. **Statements of Account; Payments from Escrow Account.** Escrow Agent shall provide the Company, at the first of the addresses set forth in Section 10(c) below, with monthly statements of the balance of the Escrow Account showing, at a minimum, the beginning and ending balance of the Escrow Account for the applicable period, and disbursements made from the Escrow Account during the applicable period. Wire transfer of immediately available funds shall make all payments from the Escrow Funds to the party receiving the disbursement. Any wire transfers shall be made subject to, and in accordance with, Escrow Agent's normal electronic funds transfer procedures in effect from time to time. Escrow Agent shall be entitled to rely upon all bank and account information provided to Escrow Agent by the Company. Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the parties for failing to do so on any other occasion.

7. **Customer Identification**. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each individual or entity that opens an account. Therefore, Escrow Agent must obtain the name, address, taxpayer (or other government-issued) identification number and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement in accordance with the account agreements applicable to the Escrow Account and as may be required by law.

8. **Representations and Warranties of Company**. With respect to the Offering, Company represents and warrants to Escrow Agent that:

a) Company and Offering Company and Offering comply with all applicable laws and regulations including but not limited to the Securities Act of 1933, the Internal Revenue Code and securities laws of the states in which either is organized or operates ("Applicable Laws") and, as such, represent to Escrow Agent that Escrow Agreement comports with the Applicable Laws; and

b) In accordance with such Applicable Laws, Company has completed all due diligence necessary to validate or ensure Subscribers meet all applicable eligibility or qualification requirements, including but not limited to any "know your customer" or accredited investor requirements applicable to the Offering.

9. **Provisions Concerning Escrow Agent.**

a) Indemnification. Company agrees to indemnify, defend, and hold harmless Escrow Agent, its affiliates and subsidiaries, and each's agents, employees, officers and directors, from and against, any and all loss, liability, cost, damage and expense, including, without limitation, attorneys' fees, Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement, the representations or warranties made by Company, or any transaction to which this Agreement relates unless such losses, liabilities, costs, damages, or expenses have been finally adjudicated to have directly resulted from the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 9(a) shall survive the resignation or removal of Escrow Agent and the termination of this Agreement.

b) Limitation of Liability. Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under any instructions and/or in any document deposited under this Agreement due to any delay, any statute of limitations or due to any other reason. Escrow Agent shall have no further responsibility or liability whatsoever to Company or any other party following a complete distribution of the Escrow Funds pursuant to this Agreement. Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any Company Notice or written notice or instruction provided for in this Agreement. In performing its obligations hereunder, Escrow Agent shall be entitled to presume, without investigation or inquiry, the due execution, validity, effectiveness and enforceability of all documents it receives and shall be entitled to rely upon the genuineness of the signatures of the signatories of such documents, and also the truth and accuracy of any information contained therein.

c) Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fire, flood, wars, act(s) of terrorism, civil or military actions or disturbances, sabotage, epidemic, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, and/or labor disputes. The parties and Escrow Agent agree that Escrow Agent shall use commercially reasonable efforts, which are consistent with accepted practices in the banking industry, to resume performance as soon as reasonably practicable under the circumstances.

d) Resignation or Removal of Escrow Agent. Escrow Agent may resign at any time by furnishing written notice of its resignation to the Company at the addresses set forth in Section 10(c), at least thirty (30) days prior to the date specified for such resignation to take effect. The Company may remove Escrow Agent at any time by furnishing to Escrow Agent written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective on the date specified in such notice and Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent appointed by Company as evidenced by a

written notice delivered to Escrow Agent or in accordance with a court order. If Company fails to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

e) Compensation. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B. The fees agreed upon for the services rendered hereunder are intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation or event, and the Company agrees to pay such costs and expenses to Escrow Agent on demand, and if the Company fails to make such payment, such costs and expenses shall be recoverable from the Escrow Funds. Escrow Agent is entitled and is hereby granted the right to set off and may deduct any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights from amounts on deposit in the Escrow Account.

f) Disagreements. If any disagreement or dispute arises between the parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, Escrow Agent:

i. Shall be under no obligation to act, except (A) under process, order or judgment of court, or (B) until it has been adequately indemnified and held harmless to its full satisfaction, and shall sustain no liability for its failure to act pending such process, court order or indemnification; and

ii. May, in its sole and absolute discretion, interplead that portion of Escrow Funds it then holds with any court of competent jurisdiction, and name Company, Subscribers or any other relevant parties as parties in such interpleader action. Upon filing the interpleader action, Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover from Company its reasonable attorneys' fees and other costs incurred in commencing and maintaining such action. In no event shall the institution of such interpleader action impair the rights of Escrow Agent described elsewhere in this Agreement.

g) Authority of Parties. Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, and/or rights of the other parties to this agreement, or their agents. Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for Escrow Agent to inquire into such corporation's, partnership's, fiduciary's or individual's authority. Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity on behalf of any of the other parties to this Agreement.

h) Other Agreements. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Agreement whether or not a copy and/or original of such agreement is held in conjunctions with Escrow Account. Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. All references in this Agreement to any other agreement are for the convenience of the Company, and Escrow

Agent has no duties or obligations with respect thereto.

i) Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

j) Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to Company or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

10. **Miscellaneous.**

a) Successors and Assigns. This Agreement shall be binding on the parties, shall inure to the benefit of the parties and their respective successors, and permitted assigns. No other persons shall have any rights under this Agreement. No assignment of the interest of Company shall be binding upon Escrow Agent unless and until (i) written evidence of such assignment in form satisfactory to Escrow Agent shall be filed and accepted by Escrow Agent, and (ii) all tax reporting forms required by Escrow Agent, duly executed by the assignee, have been provided to and accepted by Escrow Agent.

b) Escheat. The parties are aware that under applicable law, any Escrow Funds which are presumed abandoned may escheat to the applicable state. Escrow Agent shall have no liability to Company and its heirs, legal representatives, successors, and assigns, should any or all of the Escrow Funds escheat by operation of law.

c) Notices. All legal notices, demands and other communications given or delivered under this Agreement will be in writing and, unless otherwise specified herein, will be deemed to have been given when sent to the parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid or by private overnight mail courier service. Notices, demands and communications to Company or Escrow Agent will, unless another address is specified in writing, be sent to the address indicated below:

If to Company:

NousLogic Healthcare Inc.
5150 Crenshaw Rd suite A150 Pasadena, TX 77505
Attention: Hoang Nhu
Phone: (714) 300-5881
Facsimile:
Email: hoang@nouslogic.com

If to Escrow Agent:

Western Alliance Bank
2901 North Central Avenue, Suite 100
Phoenix, Arizona 85012
Attention: Peter Ward
Phone: (602) 629-1743
Facsimile: (602) 636-0262
Email: BESGroup@westernalliancebank.com

With a copy to: Legal Department
Email: legaldepartment@westernalliancebank.com

d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without regard to principles of conflicts of law). Action with respect to any dispute regarding this Agreement or the Escrow Account shall be brought in the state or federal courts of Maricopa County, Arizona, and all parties hereto agree to the jurisdiction of and venue in such courts.

e) Waiver of Jury Trial. To the full extent permitted by law, each party to this Agreement hereby knowingly, voluntarily and intentionally waives any right it may have to a trial by jury with respect of any suit, action or proceeding based hereon, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any other party.

f) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties related to the escrow of the Escrow Funds.

g) Amendments. This Agreement may be amended, modified, superseded, rescinded or canceled only by a written instrument executed by the Company and Escrow Agent.

h) Waivers. The failure of any party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right later to enforce the same performance. A waiver by any party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation or warranty contained in this Agreement.

i) Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

j) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute the same instrument. The signatures of the parties in an electronic, PDF or other facsimile form shall be deemed to constitute original signatures.

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IN WITNESS WHEREOF, the parties have caused this Private Placement Escrow Agreement to

be executed by their duly authorized representatives, as of the date first written above.

NOUSLOGIC

By: Hoang Nhu
Its: Founder / CEO

ESCROW AGENT:

WESTERN ALLIANCE BANK, as Escrow Agent

By: ______________________
Name: Peter Ward
Title: Senior Vice President

EXHIBIT A

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of Company under the Private Placement Escrow Agreement to which this Exhibit is attached, who are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Company.

____

Hoang Nhu,
CEO / Founder

____

Gavin West
Secretary

EXHIBIT B

FEES OF ESCROW AGENT

Description of Fee	**Amount**
Administrative Fee	$1,000.00 (one-time, up-front payment)
Wire Transfers	$55 per Domestic transaction (to be deducted from all wire disbursements) $65 per Foreign transaction (to be deducted from all wire proceeds)
Cashier's Checks	$10 per check plus applicable mailing fee ie. Fed Ex (to be deducted from all check disbursements) – no charge for regular mail

Out-of Pocket Expenses: Billed at Cost

This includes fees billed by any outside contractors that are engaged including for example: attorneys, accountants, managers, appraisers, etc., and also includes charges incurred for printing, publishing, postage, and special delivery expenses.